Exhibit 11


                              THERMO TERRATECH INC.

                        Computation of Earnings per Share


                              Three Months Ended        Six Months Ended
                           -----------------------  -----------------------
                           Sept. 27,    Sept. 28,   Sept. 27,     Sept. 28,
                                1997         1996        1997          1996
   ------------------------------------------------------------------------

   Computation of Primary
     Earnings per Share:

   Net Income (a)          $ 1,567,000 $ 1,450,000  $ 2,899,000 $ 2,908,000
                           ----------- -----------  ----------- -----------

   Shares:
     Weighted average
       shares outstanding   18,404,006  18,213,925   18,024,954  18,053,176

     Add: Shares issuable
          from assumed
          exercise of
          options and
          warrants (as
          determined by
          the application
          of the treasury
          stock method)        584,888     633,850            -     786,250
                           ----------- -----------  ----------- -----------

     Weighted average
       shares outstanding,
       as adjusted (b)      18,988,894  18,847,775   18,024,954  18,839,426
                           ----------- -----------  ----------- -----------

   Primary Earnings per
     Share (a) / (b)       $       .08 $       .08  $       .16 $       .15
                           =========== ===========  =========== ===========